Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of January 19, 2005

by and among

iSTAR FINANCIAL INC.,

FLASH ACQUISITION COMPANY LLC

and

FALCON FINANCIAL INVESTMENT TRUST

TABLE OF CONTENTS

ARTICLE I	THE OFFER
Section 1.1	The Offer
Section 1.2	Company Actions
Section 1.3	Shareholder Lists
Section 1.4	Trustees; Section 14(f)
Section 1.5	Adjustment to Offer Price
ARTICLE II	THE MERGER
Section 2.1	The Merger
Section 2.2	Effective Time of the Merger
Section 2.3	Closing
Section 2.4	Declaration of Trust; Bylaws
Section 2.5	Trustees and Officers
ARTICLE III	EFFECT OF THE MERGER ON THE OWNERSHIP INTERESTS OF THE CONSTITUENT ENTITIES; SURRENDER OF CERTIFICATES
Section 3.1	Conversion of Company Shares in the Merger
Section 3.2	Surrender and Exchange of Certificates
Section 3.3	Tax Withholding
Section 3.4	Closing of the Company’s Transfer Books
Section 3.5	Lost, Stolen or Destroyed Company Certificates
Section 3.6	No Liability
Section 3.7	Transferred Company Certificates
Section 3.8	Restricted Shares
Section 3.9	Dissenting Shares
Section 3.10	Further Assurances
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1	Organization; Qualification
Section 4.2	Capitalization
Section 4.3	Authority
Section 4.4	Consents and Approvals; No Violations
Section 4.5	SEC Reports and Financial Statements
Section 4.6	Absence of Certain Changes or Events
Section 4.7	Litigation

i

Section 4.8	Information Supplied
Section 4.9	Compliance with Applicable Law
Section 4.10	Contracts
Section 4.11	Tax Matters
Section 4.12	Benefit Plans; Employees and Employment Practices
Section 4.13	Real Property
Section 4.14	Environmental
Section 4.15	Intellectual Property
Section 4.16	Insurance
Section 4.17	Transactions with Affiliates
Section 4.18	Assets and Receivables.
Section 4.19	Securitizations
Section 4.20	Books and Records.
Section 4.21	State Takeover Statutes; Ownership Limitation
Section 4.22	Opinion of Financial Advisor
Section 4.23	Brokers
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY
Section 5.1	Organization; Qualification
Section 5.2	Authority
Section 5.3	Consents and Approvals; No Violations
Section 5.4	Information Supplied
Section 5.5	Source of Funds
Section 5.6	Subsidiary
Section 5.7	Brokers
ARTICLE VI	COVENANTS OF THE PARTIES
Section 6.1	Conduct of the Company’s Business
Section 6.2	No Solicitation
Section 6.3	Access to Information
Section 6.4	Notice Obligations
Section 6.5	Commercially Reasonable Efforts
Section 6.6	Indemnification; Insurance

Section 6.7	Publicity
Section 6.8	Employee Benefits.
Section 6.9	Recommendation of the Company’s Board of Trustees; Shareholder Approval; Preparation of Proxy Statement
Section 6.10	Litigation
Section 6.11	Takeover Statute; Ownership Limitation
Section 6.12	FIRPTA Certification
Section 6.13	Officer’s Certificate
Section 6.14	Protective TRS Election.
ARTICLE VII	CONDITIONS
Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger
ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER
Section 8.1	Termination
Section 8.2	Effect of Termination
Section 8.3	Fees and Expenses
ARTICLE IX	GENERAL PROVISIONS
Section 9.1	Nonsurvival of Representations and Warranties
Section 9.2	Notices
Section 9.3	Entire Agreement
Section 9.4	Waiver
Section 9.5	Amendment
Section 9.6	No Third-Party Beneficiary
Section 9.7	Assignment; Binding Effect
Section 9.8	CONSENT TO JURISDICTION AND SERVICE OF PROCESS
Section 9.9	Specific Performance
Section 9.10	Invalid Provisions
Section 9.11	Governing Law
Section 9.12	Counterparts
Section 9.13	Interpretation

INDEX OF DEFINED TERMS

Agreement	1
Base Amount	37
Benefit Plans	17
Break Fee	37
Claim	14
Closing	6
Closing Date	6
Code	8
Company	1
Company Break-up Expenses	39
Company Certificates	8
Company Disclosure Schedule	10
Company Filed SEC Documents	14
Company Financial Advisor	22
Company Insured Parties	32
Company Permits	14
Company SEC Documents	13
Company Shareholder Approval	12
Confidentiality Agreement	28
contract	13
Control Time	24
Declaration of Trust	1
Dissenting Shareholder	9
Dissenting Shares	9
Effective Time	6
Encumbrances	11
Environmental Law	20
ERISA	17
ERISA Affiliate	17
Exchange Act	3
expenses	37
Governmental Authority	12
Hazardous Substance	20
Indemnification Parties	30
Indemnified Parties	30
Indemnifying Parties	30
Independent Committee	6
Independent Trustees	5
Initial Expiration Date	2
Intellectual Property	20
Leased Real Property	19
LLC Act	6
Material Adverse Effect	10
Merger	1
Merger Filing	6
MGCL	4
Minimum Condition	1
Nasdaq	5
Offer	1
Offer Documents	3
Offer Price	1
Outside	35
Owned Real Property	19
Parent	1
Parent Break-up Expenses	39
Parent Observers	5
Paying Agent	8
Pension Plans	17
Preferred Shares	11
Proceeding	30
Proxy Statement	33
Qualifying Income	37
REIT	16
REIT Law	3
Representatives	28
Schedule 14D-9	4
Schedule TO	3
SDAT	1
SEC	2, 12
Securities Act	12
Securitization Documents	21
Securitizations	21
Share Option Agreement	1
Shareholders Agreement	1
Shareholders Meeting	33
Shares	1
subsidiary	43
Subsidiary	1
Superior Proposal	27
Surviving Corporation	6
Takeover Proposal	27
Takeover Statute	22
Tax	17
Tax Return	17
Warehouse Amendment	2
Warehouse Line	21

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 19, 2005 (this “Agreement“), among iStar Financial Inc., a Maryland corporation (“Parent“), Flash Acquisition Company LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Subsidiary“), and Falcon Financial Investment Trust, a Maryland real estate investment trust (the “Company“).

BACKGROUND

WHEREAS, the board of directors of each of Parent and Subsidiary and the board of trustees of the Company have approved, and deemed advisable and in the best interests of its respective shareholders or members, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent, Subsidiary and the Company have proposed that, upon the terms and subject to the conditions set forth in this Agreement, Subsidiary shall commence an offer (as amended or supplemented in accordance with this Agreement, the “Offer“) to purchase for cash all of the outstanding common shares of beneficial interest, par value $0.01 per share, of the Company, including restricted shares (the “Shares“), at a price per Share of $7.50 (subject to any applicable withholding), net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, the “Offer Price“);

WHEREAS, the board of directors of each of Parent and Subsidiary and the board of trustees of the Company have each approved this Agreement and the merger of Subsidiary with and into the Company following the consummation of the Offer (the “Merger“), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share outstanding immediately prior to the Effective Time (as defined in Section 2.2), other than the Shares owned directly or indirectly by Parent or Subsidiary and Dissenting Shares, will be converted into the right to receive the Offer Price;

WHEREAS, the board of trustees of the Company has granted Parent and Subsidiary an exception to the Ownership Limit as defined in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as on file with the State Department of Assessments and Taxation of Maryland (the “SDAT“) on the date of this Agreement (the “Declaration of Trust“);

WHEREAS, the board of trustees of the Company has resolved to recommend that the holders of Shares tender their Shares pursuant to the Offer and has approved, adopted and declared advisable this Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Subsidiary’s willingness to enter into this Agreement, (a) Parent, Subsidiary and certain trustees and officers of the Company have entered into an agreement (the “Shareholders Agreement“) pursuant to which those persons have agreed to tender their Shares in response to the Offer and to vote their Shares in favor of the Merger and against any competing transaction, subject to the terms and conditions set forth in the Shareholders Agreement, and certain of those persons have agreed to resign as trustees of the Company upon request of Parent following the purchase of Shares pursuant to the Offer, (b) certain of the Company’s executives have entered into employment agreements with Parent which will become effective upon Subsidiary’s acquisition of more than 50% of the outstanding Shares (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement), (c) Parent, Subsidiary and the Company have entered into a Share Option Agreement (the “Share Option Agreement“) pursuant to which the Company has granted Subsidiary an option to purchase authorized but unissued Shares, subject to certain conditions, and (d) Parent and

Company have entered into an amendment to the Warehouse Line which was a material inducement to the Company’s obligation to enter into this Agreement (the “Warehouse Amendment“).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1             The Offer.

(a)           Subject to the provisions of this Agreement, and so long as none of the events or circumstances set forth in subsections (a) through (e) of Annex A hereto shall have occurred and be continuing, Parent shall cause Subsidiary as promptly as practicable (and in any event on or before January 31, 2005) to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer at the Offer Price.  The obligations of Subsidiary to accept for payment and to pay for Shares validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer shall be subject solely to those conditions set forth in Annex A.  It is agreed that the conditions to the Offer set forth on Annex A are for the benefit of Subsidiary and may be asserted only by Subsidiary and Subsidiary expressly reserves the right, in its sole discretion, to waive any such condition; provided, however, that without the prior consent of the Company, Subsidiary shall not waive the Minimum Condition (as defined in Annex A).  The initial expiration date of the Offer (the “Initial Expiration Date“) shall be the 20th business day following the commencement of the Offer.

(b)           Subsidiary expressly reserves the right, in its sole discretion, to modify the terms and conditions of the Offer; provided, however, that without the prior consent of the Company, no modification or change may be made which (i) decreases the Offer Price (except as permitted by this Agreement); (ii) changes the form of consideration payable in the Offer (other than by adding consideration); (iii) changes the Minimum Condition; (iv) reduces or limits the number of Shares sought pursuant to the Offer; (v) changes the conditions to the Offer in a manner adverse to the holders of the Shares; (vi) imposes additional conditions to the Offer, (vii) extends the Offer except as provided in the next sentence, or (viii) makes any other change which is adverse to the holders of the Shares.  Notwithstanding the foregoing, Subsidiary may, without the consent of the Company, (i) if at the then-scheduled expiration date of the Offer any of the conditions to Subsidiary’s obligations to accept for payment and pay for Shares shall not be satisfied or waived, extend and re-extend the Offer on one or more occasions for such period as is reasonably necessary to permit such conditions to be satisfied; (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC“) or the staff thereof applicable to the Offer; and (iii) extend and re-extend the Offer on one or more occasions for an aggregate period of not more than 20 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if, as of such date, the Minimum Condition has been satisfied but less than 90% of the outstanding Shares (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement) have been validly tendered and not properly withdrawn; provided that Parent and Subsidiary irrevocably waive (A) the conditions to the Offer set forth in subsections (b), (e) and (f) of Annex A and agree not to assert such conditions as a basis for not consummating the Offer and (B) the right to terminate this Agreement pursuant to Sections 8.1(b)(i), (iii) and (iv).  Subject to the terms and the conditions of the Offer and this Agreement, as soon as practicable after expiration of the Offer, Subsidiary shall accept for payment and pay for, and Parent shall cause Subsidiary to accept for payment and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer.  Notwithstanding the foregoing, Subsidiary may in its sole discretion elect to provide for a subsequent offering period pursuant to, and on the terms required by, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act“).

(c)           At the request of the Company, Subsidiary shall, and Parent shall cause Subsidiary to, extend the Offer until such date as the conditions set forth in Annex I have been satisfied; provided that such conditions are reasonably capable of being satisfied before the Outside Date.  Notwithstanding the foregoing, nothing contained in this Agreement shall require Subsidiary to extend the Offer beyond the Outside Date.

(d)           On the date of commencement of the Offer, Parent and Subsidiary shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including all exhibits thereto, the “Schedule TO“) which will on the date filed with the SEC and the date first published, sent or given to the Company’s shareholders comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and any other applicable U.S. federal securities laws, and will contain the offer to purchase relating to the Offer and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the “Offer Documents“).  Subsidiary shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the U.S. federal securities laws. Parent shall deliver copies of the proposed forms of the Offer Documents to the Company in advance of filing with the SEC and the commencement of the Offer and shall provide a reasonable opportunity for review and comment by the Company and its counsel.  The Offer Documents shall be in a form reasonably acceptable to the Company.  To the extent reasonably practicable under the circumstances, the Company and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the initial Offer Documents prior to their filing with the SEC or dissemination to the Company’s shareholders.  Parent shall promptly provide the Company and its counsel any comments, written or oral, that Subsidiary, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments, and provide Company and its counsel a reasonable opportunity to participate in preparation of responses to SEC comments.  Each of Parent, Subsidiary and the Company shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and Parent and Subsidiary further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the shareholders of the Company, in each case, as and to the extent required by applicable U. S. federal securities laws.

Section 1.2             Company Actions.

(a)           The Company hereby approves of and consents to the Offer and represents and warrants that its board of trustees, at a meeting duly called and held, has duly and unanimously (i) declared the advisability of the Merger and this Agreement, (ii) approved the Offer, the Merger, this Agreement and the transactions contemplated hereby, (iii) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company’s shareholders, (iv) subject to Section 6.2(b), resolved to recommend that the Company’s shareholders accept the Offer and tender their Shares to Subsidiary and, if required, approve the Merger and the other transactions contemplated hereby, (v) approved the execution, delivery and performance of the Shareholders Agreement, the Share Option Agreement and the Warehouse Amendment, (vi) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar legal requirement, including, without limitation, any provisions under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “REIT Law“) and the Maryland General Corporation Law (the “MGCL“) or any provisions of the Company’s Declaration of Trust (other than Section 7.2.1(a)(iv) of the

Company’s Declaration of Trust), that might otherwise apply to the Offer or the Merger or any of the other transactions contemplated by this Agreement or the Shareholders Agreement and (vii) adopted resolutions providing an exception for Parent and Subsidiary to the Ownership Limit as defined in Section 7.1 of the Declaration of Trust.  The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company’s board of trustees described in this Section 1.2(a).

(b)           The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9“) which will on the date filed with the SEC and the date first published, sent or given to the Company’s shareholders comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and any other applicable U.S. federal securities laws, and that, subject to Section 6.2(b), will contain the recommendations of the Company’s board of trustees referred to in subsection (a) above, and shall disseminate the Schedule 14D-9 to the Company’s shareholders as and to the extent required by the federal securities laws.  The Company shall deliver the proposed forms of the Schedule 14D-9 to Parent and its counsel in advance of the commencement of the Offer for review and comment by Parent and its counsel prior to the commencement of the Offer.  The Schedule 14D-9 shall be in a form reasonably acceptable to Parent.  Parent and its counsel shall be given a reasonable opportunity to review and comment on any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to the Company’s shareholders.  The Company shall provide Parent and its counsel any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.  Each of the Company, Parent and Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s shareholders, in each case, as and to the extent required by applicable U.S. federal securities laws.

Section 1.3             Shareholder Lists.  In connection with the Offer, the Company shall promptly furnish to, or cause to be furnished to, Parent and Subsidiary mailing labels, security position listings, a list of non-objecting beneficial owners and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and of those persons becoming record holders subsequent to such date (to the extent available), together with all other relevant information in the Company’s possession or control regarding the beneficial owners of Shares and shall furnish Parent and Subsidiary with such additional information and assistance as Parent, Subsidiary or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.  Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger (including, without limitation, the solicitation of shareholder votes), Parent and Subsidiary shall, and shall cause each of their agents to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will, upon request, deliver, and will use their commercially reasonable efforts to cause their agents to deliver to the Company or destroy, all copies of such information or extracts therefrom then in their possession or under their control.

Section 1.4             Trustees; Section 14(f).

(a)           Effective upon Subsidiary’s purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of trustees as determined by Parent, rounded up to the next whole number, for election or appointment to the board of trustees of the Company as will give Parent representation on the board of trustees of the Company equal to the product of (i) the total number of trustees on the board of trustees of the Company (giving effect to the increase in the size of such board pursuant to this Section 1.4) and (ii) a fraction equal to the number of Shares beneficially owned by Subsidiary and Parent (including Shares so accepted for payment) divided by the number of Shares then outstanding.  In furtherance thereof, upon request of Parent, the Company shall take all action reasonably requested by Parent to cause such designees of Parent and Subsidiary to be so elected or appointed at such time, including increasing the size of the board and seeking resignations of incumbent trustees.  At such time, the Company shall, if reasonably requested by Parent, cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company’s board of trustees of (i) each committee of the Company’s board of trustees; (ii) each board of directors (or similar body) of each subsidiary of the Company; and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by the rules of The Nasdaq National Market (“Nasdaq“).  Notwithstanding the foregoing, effective upon Subsidiary’s purchase of Shares pursuant to the Offer, and prior to the time that any designee of Parent becomes a trustee on the Company’s board of trustees, the Company shall, if requested by Parent, permit up to three individuals designated by Parent (the “Parent Observers“) to attend and observe all meetings of the Company’s board of trustees or any committee of the Company’s board of trustees, subject to a Parent Observer’s execution of a reasonable confidentiality agreement regarding confidential information of the Company.  The Company shall give the Parent Observers notice of all such meetings at the same time notice is provided or delivered to members of the Company’s board of trustees.  Any materials that are sent to the Company’s trustees prior to a meeting of the Company’s board of trustees shall be sent simultaneously by the Company to the Parent Observers.  The Parent Observers shall have no right to vote or exercise any other rights of a trustee at any meeting attended pursuant to this Section 1.4(a).

(b)           The Company’s obligations to appoint Parent’s designees to the Company’s board of trustees shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and trustees and Parent’s designees, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act.

(c)           Notwithstanding the foregoing, (i) the Company shall use commercially reasonable efforts to ensure that, if Parent’s designees are elected to the board of trustees of the Company, such board of trustees shall have, at all times prior to the Effective Time, at least two trustees who are trustees on the date of this Agreement and who are not officers, employees or affiliates of the Company, Parent or any of their respective subsidiaries (it being understood that for purposes of this sentence, a trustee or director of the Company or Parent shall not be deemed an affiliate of the Company solely as a result of his or her status as a trustee or director of the Company or Parent) and who are “independent directors” as defined in the rules of Nasdaq (the “Independent Trustees“); (ii) if the number of Independent Trustees shall be reduced below two for any reason whatsoever, the remaining Independent Trustee may designate a person to fill such vacancy who is not an officer, employee or affiliate of the Company, Parent, or any of their respective subsidiaries and such person shall be deemed to be an Independent Trustee for purposes of this Agreement; and (iii) if no Independent Trustees then remain, the other trustees may designate two persons to fill such vacancies who shall not be officers, employees or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons shall be deemed to be Independent Trustees for purposes of this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, during the period after election of trustees designated by Parent pursuant to this Section 1.4 but prior to the Effective Time, the Board of Trustees shall delegate to a committee of the Board of Trustees comprised solely of the

Independent Trustees (the “Independent Committee“) the sole responsibility for (i) any amendment or any termination of this Agreement by the Company; (ii) any extension of time for performance of any of the obligations of Parent or Subsidiary pursuant to this Agreement for which the Company’s consent or approval is required; (iii) the exercise or waiver of any of the Company’s rights or remedies hereunder; (iv) any amendment to the Company’s Declaration of Trust or Bylaws; and (v) any waiver of compliance with any covenant of Parent or Subsidiary or any condition to any obligation of the Company or of any of the Company’s rights under this Agreement.  Any action of the Independent Committee with respect to the above matters in the preceding sentence shall be deemed to constitute the action of the full board of trustees of the Company to approve the actions contemplated hereby and no other action on the part of the Company, including any action by any other trustee of the Company shall be required for such authorization.  The Independent Committee shall have the authority to retain one separate counsel at the reasonable expense of the Company.

Section 1.5             Adjustment to Offer Price.  If, following the date of this Agreement, the Company changes or establishes a record date for changing the number of Shares outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or other similar transaction in respect of the outstanding Shares and the record date therefor shall be prior to the Effective Time, then, in any such event, and in addition to any other rights and remedies that may be available to it, the Offer Price shall be proportionately adjusted to reflect that change.

ARTICLE II

THE MERGER

Section 2.1             The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the REIT Law and the Maryland Limited Liability Company Act (the “LLC Act“), Subsidiary shall be merged with and into the Company, the separate existence of Subsidiary shall thereupon cease and the Company shall continue as the surviving company (sometimes referred to as the “Surviving Company“) and a wholly owned subsidiary of Parent.  The Merger shall have the effects set forth in this Agreement, the REIT Law and the LLC Act.

Section 2.2             Effective Time of the Merger.  The Merger shall become effective at the time of the filing of articles of merger or at such other subsequent date or time is agreed upon by the parties and specified in the articles of merger (in such form as required by and executed in accordance with the relevant provisions of the REIT Law and the LLC Act) with the SDAT in accordance with the REIT Law and the LLC Act (the “Merger Filing“).  The Merger Filing shall be made simultaneously with or as soon as practicable following the Closing.  The time the Merger becomes effective being the “Effective Time.”

Section 2.3             Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, the consummation of the Merger (the “Closing“) will take place as promptly as practicable, but in no event later than 10:00 a.m. on the fifth business day following the satisfaction or waiver of all the conditions to the obligations of the parties to effect the Merger set forth herein (the “Closing Date“), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, unless another time, date or place is agreed to by the parties hereto in writing.

Section 2.4             Declaration of Trust; Bylaws.  Unless otherwise determined by Parent prior to the Effective Time:

(a)           The declaration of trust of the Surviving Company shall be amended and restated as of the Effective Time as set forth in Exhibit A and shall be the declaration of trust of the Surviving Company until thereafter amended in accordance with the REIT Law.

(b)           The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company after the Effective Time until thereafter amended in accordance with its terms and the REIT Law.

Section 2.5             Trustees and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a)           The members of the board of managers of Subsidiary immediately prior to the Effective Time shall be the members of the board of trustees of the Surviving Company and shall serve in accordance with the declaration of trust of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)           The officers of Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Company and such officers shall serve in accordance with the declaration of trust of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE OWNERSHIP INTERESTS
OF THE CONSTITUENT ENTITIES; SURRENDER OF CERTIFICATES

Section 3.1             Conversion of Company Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock or other equity ownership interest of Parent, Subsidiary or the Company:

(a)           Each Share outstanding immediately prior to the Effective Time (except as otherwise provided in this Section 3.1 and in Section 3.7 hereof and Dissenting Shares) shall be converted into the right to receive the Offer Price.  All such Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Offer Price per share therefor, without interest and subject to applicable withholding tax, upon the surrender of such certificate in accordance with Section 3.3.

(b)           Each Share, if any, owned by Parent, Subsidiary or any of their subsidiaries immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Each outstanding membership interest of Subsidiary shall be converted into one common share of beneficial interest of the Surviving Company.

Section 3.2             Surrender and Exchange of Certificates.

(a)           No later than two business days prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent“), and from and after the Effective Time, Parent shall deposit or cause the Surviving Company to deposit with the Paying Agent cash in amounts and at the times necessary for the payment of the merger consideration as provided in Section 3.1 upon surrender of certificates formerly evidencing Shares in the manner provided in Section 3.2. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds deposited with the Paying Agent pursuant to this Agreement shall be turned over to Parent).

(b)           Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (the “Company Certificates“) whose shares were converted into the right to receive the Offer Price pursuant to Section 3.1 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Offer Price. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the Offer Price for each Share formerly evidenced thereby, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled.  Until surrendered as provided in this Section 3.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Offer Price for each Share evidenced thereby.  No interest will be paid or accrue on any amounts payable upon surrender of any Company Certificate.

(c)           Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate.  Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Company or Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Offer Price, payable upon due surrender of their Company Certificates without any interest thereon.

Section 3.3             Tax Withholding.  Each of Parent and Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent or Surviving Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code“), or any other provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by Parent.

Section 3.4             Closing of the Company’s Transfer Books.  At and after the Effective Time, holders of Company Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive the Offer Price pursuant to Section 3.1, without interest.  All cash paid upon the surrender of the Company Certificates in accordance with this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly evidenced by such Company Certificates.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly evidencing Shares are presented to the Surviving Company, they shall be canceled and exchanged for the Offer Price in accordance with this Article III.

Section 3.5             Lost, Stolen or Destroyed Company Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or other surety in such amount as Parent may direct, as indemnity against any claim that may be made with respect to such Company Certificate, and subject to such other reasonable conditions as Parent may impose, the Paying Agent shall deliver the Offer Price pursuant to Section 3.1 in respect of the Shares evidenced by such lost, stolen or destroyed Company Certificate.

Section 3.6             No Liability.  None of Parent, Subsidiary, the Company, the Surviving Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Company Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any of the merger consideration would otherwise escheat or become the property of any Governmental Authority), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of the Surviving Company, free and clear of all claims or interest on any person previously entitled thereto.

Section 3.7             Transferred Company Certificates.  If any payment under this Article III is to be made to a person other than the person in whose name the applicable Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that such Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Company Certificate surrendered or such person shall establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable.

Section 3.8             Restricted Shares.  The Company has taken all necessary action, including obtaining any required consents or amendments to the Company’s Equity Incentive Plan, to permit holders of outstanding restricted common shares of beneficial interest issued pursuant to the Company’s Equity Incentive Plan to participate in the Offer and be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.

Section 3.9             Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, to the extent that appraisal rights are available under the REIT Law and the MGCL, any outstanding Shares (“Dissenting Shares“) held by a Dissenting Shareholder shall not be converted into the Offer Price but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the REIT Law; provided, however, that each Share outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right of appraisal, pursuant to the REIT Law, shall be deemed to be converted as of the Effective Time into the right to receive the Offer Price, without interest.  As used in this Agreement, “Dissenting Shareholder“ means any record holder or beneficial owner of Shares who is entitled to demand and receive payment of the fair value of such holder’s shares pursuant to Section 8.501.1(j) of the REIT Law and Section 3-202 of the MGCL and who does not vote for the Merger and complies with all provisions of the MGCL (including all provisions of Section 3-203 of the MGCL) concerning the right of holders of Shares to dissent from the Merger and obtain fair value for their shares.

(b)           The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the REIT Law and the MGCL received by the Company, attempted withdrawals of such demands, and any other instruments served pursuant to the REIT Law and the MGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for appraisal under the REIT Law and the MGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal, or settle, or offer to settle, or otherwise negotiate any such demands for appraisal.

Section 3.10           Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule delivered by the Company to Parent prior to or simultaneous with the execution and delivery of this Agreement (the “Company Disclosure Schedule“):

Section 4.1             Organization; Qualification.

(a)           The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland and has all requisite trust power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of the Company’s subsidiaries is a corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company, limited partnership or trust, as the case may be, power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company has made available to Parent complete and correct copies of its Declaration of Trust and Bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its subsidiaries.

(b)           Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.  For purposes of this Agreement, a “Material Adverse Effect” means, with respect to any person, an event, circumstance, change or effect that (i) has had a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such person and its subsidiaries taken as a whole, or (ii) is reasonable likely to have a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such person and its subsidiaries taken as a whole except, in the case of clause (ii), as a result of (A) changes in general economic conditions nationally or regionally or (B) changes affecting the finance or real estate industries generally which do not affect such person materially disproportionately related to other participants in the finance or real estate industries similarly situated. In determining whether there has been a Material Adverse Effect, (x) any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably would be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect and (y) the rejection of an insurance claim or insurance coverage or the lack or unavailability of insurance coverage will be considered as one factor.

Section 4.2             Capitalization.

(a)           The authorized shares of beneficial interest of the Company consists of 100,000,000 Shares and 50,000,000 Preferred Shares of beneficial interest, par value $0.01 per share “Preferred Shares“.  Other than Shares issuable pursuant to the Share Option Agreement, at the close of business on January 18, 2005, (i) 15,963,232 Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) no Shares were issuable upon the exercise of stock, (iv) 198,271 restricted Shares were outstanding.  All outstanding shares of beneficial interest of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights.  Except as set forth above in this Section 4.2(a) or pursuant to the Share Option Agreement, there are no outstanding (x) shares of beneficial interest or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of beneficial interest or other securities of the Company or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company.  There are no outstanding obligations of the Company or any of the Company’s subsidiaries (other than pursuant to the cancellation of unvested restricted Shares in accordance with the terms of the applicable restricted Share award) to repurchase, redeem or otherwise acquire any securities of the Company or any of the Company’s subsidiaries or to vote or to dispose of any shares of the beneficial interest of the Company or any of the Company’s subsidiaries.

(b)           Section 4.2(b) of the Company Disclosure Schedule lists each outstanding restricted Share that was issued under the Company’s Equity Incentive Plan and the holder thereof.  Neither the Company nor any subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity.

(c)           Section 4.2(c) of the Company Disclosure Schedule lists each subsidiary of the Company.  All the outstanding shares of capital stock (or other securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”), except for restrictions imposed by applicable U.S. federal or state securities laws, and are duly authorized, validly issued, fully paid and nonassessable (to the extent such concept is applicable to such securities).  There are no (i) securities convertible into or exchangeable for shares of capital stock or other securities of any subsidiary of the Company, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings or commitments or rights of any type granted or entered into by the Company or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any subsidiary of the Company or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any subsidiary of the Company.  Except for the capital stock of its subsidiaries and except as set forth on Section 4.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.  Excluding the loans provided by the Company and its subsidiaries in the ordinary course of business, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person.

Section 4.3             Authority.  The Company has all requisite trust power and authority to execute and deliver this Agreement, subject only to the Shareholder Approval, to the extent required, and to perform and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company and no other trust proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger and subject to Section 8-501(c)(4) of the REIT Law, the approval of the Merger by the holders of a majority of the outstanding Shares (the “Company Shareholder Approval“).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.4             Consents and Approvals; No Violations.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any governmental body, court, agency, commission, official or regulatory or other authority (collectively, “Governmental Authority“) other than (i) the filing of the Merger Filing as contemplated by Article II hereof, (ii) filings with the Securities and Exchange Commission (the “SEC“) and compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act“), or the Exchange Act and the rules and regulations thereunder and any other applicable U.S. federal and state securities laws, (iii) compliance with any applicable requirements of Nasdaq, and (iv) such other filings, registrations, notifications, authorizations, consents or approvals, the failure to make would not have a Material Adverse Effect or that would prevent or materially delay the consummation of the transactions contemplated hereby.  No subsidiary of the Company is required to make any filings with the SEC or Nasdaq.

(b)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Declaration of Trust or Bylaws of the Company or any similar organizational documents of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, franchise, purchase order, sales order contract, agreement or other instrument, understanding or obligation, whether written or oral (a “contract“), to which the Company or any of its subsidiaries is a party or by which any of its properties or assets may be bound or (iii) subject to the government filings and other matters referred to in Section 4.4(a), violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse

Effect on the Company and that would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5             SEC Reports and Financial Statements.

(a)           The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 22, 2003 (collectively, the “Company SEC Documents“).  At the respective times they were filed, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b)           The financial statements of the Company included in the Company SEC Documents, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end audit adjustments) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(c)           The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the board of trustees of the Company that, to its knowledge, (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  A summary of any of those disclosures made by management to the Company’s auditors and audit committee is set forth in Section 4.5(c) of the Company Disclosure Schedule.

(d)           Since December 31, 2003, (i) neither the Company nor any of its subsidiaries nor, to the knowledge of the officers of the Company, any trustee, director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of trustees of the Company or any committee thereof or to any director or officer of the Company.

(e)           There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, that are of a nature that would be required to be disclosed in a balance sheet of the Company or the footnotes thereto that was prepared in accordance with GAAP, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in the Company’s consolidated balance sheets included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents“), and (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2003, none of which have had a Material Adverse Effect on the Company.

(f)            The Company has provided Parent true and complete copies of all management letters received from its independent auditors since January 1, 2003, and if no such management letters have been received, the Company has provided copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

Section 4.6             Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents, since December 31, 2003, (i) there has not been any event, circumstance, change or effect that has had a Material Adverse Effect on the Company and (ii) the business of the Company and its subsidiaries has been conducted only in the ordinary course.

Section 4.7             Litigation.  There is no suit, claim, action, proceeding or investigation (each, a “Claim“) pending before any Governmental Authority or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would, if adversely determined, reasonably be expected to result in a loss to the Company or any of its subsidiaries in excess of $100,000  per Claim and $500,000 for all Claims, in the aggregate.  Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, judgment, decree, injunction or settlement that would have a Material Adverse Effect on the Company.

Section 4.8             Information Supplied.  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Proxy Statement (if applicable), or the other documents required to be filed by Parent or the Company in connection with the Offer, the Merger and the other transactions contemplated hereby will at the time of its filing, dissemination to the Company’s shareholders or, in the case of the Proxy Statement, at the time of the meeting at which the Company Shareholder Vote is to be taken, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 and the Proxy Statement will (with respect to the Company, its officers, trustees and subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.9             Compliance with Applicable Law.  The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Company Permits“), except for failures to hold such Company Permits that would not have a Material Adverse Effect on the Company.  The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company.  The businesses of the Company and its subsidiaries have not been and are not being conducted in violation of any law except for violations that would not have a Material Adverse Effect on the Company.  No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not have a Material Adverse Effect on the Company.

Section 4.10           Contracts.  Except as disclosed in or attached as exhibits to the Company Filed SEC Documents, (i) there are no contracts that are material to the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) there are no contracts requiring the payment of commissions to any person, (iii) there are no contracts (which cannot be terminated on notice of 30 days or less without penalty) that involve the payment to or receipt by the Company of $100,000 per year, and (iv) neither the Company nor any of its subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation that purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of the Company and its subsidiaries, taken as a whole, is or would be conducted.  Neither the Company nor any of its subsidiaries, or to the knowledge of the Company, any other party, has received written notice within the last 12 months that it is in violation or breach of or in default (nor, to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries) under any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

Section 4.11           Tax Matters.

(a)           Each of the Company and its subsidiaries has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity having authority to do so).  Each such Tax Return is accurate and complete in all material respects.  The Company and each of its subsidiaries has paid (or the Company has paid on its behalf), all Taxes shown on such returns as required to be paid.  All Taxes which the Company or its subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental entities within the time period prescribed by law.  The most recent audited financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  The Company and each of its subsidiaries has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable.  Since December 31, 2003, the Company has incurred no liability for any material Taxes, other than Taxes that it has paid, under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property.  No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentences will be imposed upon the Company or any of its subsidiaries.  Neither the Company nor any of its subsidiaries is the subject of any audit, examination, or other proceeding in respect of Taxes; to the knowledge of the Company, no audit, examination or other proceeding in respect of Taxes involving the Company or any of its subsidiaries is being considered by any Tax authority; and no audit, examination or proceeding in respect of Taxes involving the Company or any of its subsidiaries has occurred.  No deficiencies for any Taxes have been asserted or assessed in writing (or to the knowledge of the Company or any of its subsidiaries, proposed) against the Company or any of its subsidiaries, including claims by any taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns but in which any of them is or may be subject to taxation and no requests for waivers of the time to assess any Taxes have been granted and remain in effect or are pending. There are no liens for Taxes upon the assets of the Company or its subsidiaries except for statutory liens for Taxes not yet due.

(b)           The Company (A) for each taxable year beginning with its taxable year ended on December 31, 2003 and ending at the time immediately prior to the Effective Time, has been subject to taxation as a real estate investment trust (a “REIT“) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its qualification as a REIT, and no challenge to the Company’s qualification as a REIT is pending or to the Company’s knowledge is or has been threatened.  Each, direct or indirect, subsidiary of the Company which is a partnership, joint venture or limited liability company has since its acquisition by the Company (A) (i) been classified for federal income tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code, or (ii) has elected to be treated as an association taxable as a corporation for Federal income tax purposes and has elected with the Company to be treated as a taxable REIT subsidiary of the Company pursuant to Section 856(l) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code.  Each subsidiary of the Company which is a corporation, and each other issuer of securities in which the Company holds securities (within the meaning of Section 856(c) of the Code but excluding securities of issuers as described in Section 856(m) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer, has since its acquisition by the Company been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code or otherwise qualified as a “real estate asset” within the meaning of Section 856(c)(5)(B) of the Code.  Neither the Company nor any of its subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6.

(c)           As of the date of this Agreement, the Company does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(d)           To the Company’s knowledge, as of the date hereof, the Company (i) is a “domestically-controlled REIT” within the meaning of Section 897(h) of the Code and (ii) is not nor has it been at any time during the specified period in Section 897(c)(1)(A)(ii) of the Code a “United States Real Property Holding Corporation” as that term is defined in Section 897(c)(2) of the Code.

(e)           Neither the Company nor any of its subsidiaries is a party to any Tax allocation or sharing agreement.  None of the Company or any of its subsidiaries has distributed stock of any other person or has had its stock distributed by another person in a transaction that was purported or intended to be governed by Section 355 of the Code.

(f)            The Company does not have any liability for the Taxes of any person other than the Company and its subsidiaries and the Company’s subsidiaries do not have any liability for the Taxes of any person other than the Company and its subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

(g)           The Company and its subsidiaries have disclosed to the IRS all positions taken on their federal income Tax Returns which could give rise to a substantial understatement of Tax under

Section 6662 of the Code.  Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that would not be deductible under Sections 280G or 162(m) of the Code.

(h)           To the knowledge of the Company as of the Closing Date, neither the Company nor any of its subsidiaries is a party to any understanding or arrangement described in Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(ii) of the Code, or has “participated in a potentially abusive tax transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(i)            For purposes of this Agreement:  (i) “Tax“ means any federal, state, local or foreign income, gross receipts, property, recording, stamp, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, environmental, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, additions thereto, whether disputed or not, or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) “Tax Return“ means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any schedules, attachments thereto, and including amendments thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 4.12           Benefit Plans; Employees and Employment Practices.

(a)           Except as disclosed in the Company Filed SEC Documents, since December 31, 2003, there has not been any adoption or amendment in any material respect (including any material increase or improvements in benefits or coverage) by the Company or any of its subsidiaries of any Benefit Plan).  Except as disclosed in the Company Filed SEC Documents, there exist no employment or consulting agreements, or any other similar arrangements or understandings (whether or not in writing), between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

(b)           Section 4.12(b) of the Company Disclosure Schedule lists each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“) (referred to herein as “Pension Plans“), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, death benefit, hospitalization, medical, fringe benefit, excess benefit, supplemental executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement or other material employee benefit plan, policy, agreement, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any entity that is or required under Section 414 of the Code to be treated with the Company as a single employer (an “ERISA Affiliate“) or with respect to which the Company or any ERISA Affiliate could have any material liability (collectively, the “Benefit Plans“).  The Company has provided to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and each employment and consulting agreement, arrangement or understanding between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries, (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each Benefit Plan, (v) each trust agreement and group annuity contract relating to any Benefit Plan, and (vi) the most recent determination or opinion letter, if any, issued with respect to such Benefit Plan.

(c)           Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code and all other applicable laws.  No event has occurred and to the knowledge of the Company there exists no condition or set of conditions in connection with the Benefit Plans that could have a Material Adverse Effect on, or give rise to material liability to, the Company or any ERISA Affiliate under ERISA, the Code or any other applicable law.

(d)           Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the knowledge of the Company, no circumstances exist that would adversely affect the qualification of any such Pension Plan.

(e)           No Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.  Each Benefit Plan may be amended or terminated without material liability to the Company or any ERISA Affiliate.

(f)            Neither the Company nor any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           Parent, and its affiliates, including on and after the Effective Time, the Company and any subsidiary, shall have no liability for, under, with respect to or otherwise in connection with any Benefit Plan, which liability arises under ERISA or the Code, by virtue of the Company or any of its subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with the Company or a subsidiary), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Effective Time.

(h)           (i)            There are no material controversies, strikes, work stoppages or disputes pending or threatened between the Company or any of its subsidiaries and any current or former employees, (ii) no labor union or other collective bargaining unit represents or has ever represented any employee of the Company or any of its subsidiaries with respect to employment by the Company or such subsidiary and (iii) no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee.

(i)            Section 4.12(i) of the Company Disclosure Schedule lists each employment, severance, consulting or other contract or plan with or for the benefit of any officer, director, employee or agent of the Company or any subsidiary with a “change of control” provision that provides for any payment, additional benefits, vesting or acceleration of benefits or rights or otherwise upon such an event.

(j)            Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including, without limitation, severance, unemployment compensation, “parachute” or otherwise) becoming due to any director or any employee of the Company or any of its subsidiaries or affiliates from the Company or any of its subsidiaries or affiliates under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

Section 4.13           Real Property.  Section 4.13 of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned beneficially or of record by the Company or any of its Subsidiaries (the “Owned Real Property““) and (ii) each parcel of real property leased, subleased or occupied to or by the Company or any of its subsidiaries (the “Leased Real Property“). A true, complete and correct copy of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Owned Real Property and all leases for the Leased Real Property have been made available to Parent by the Company.  The Company or its subsidiaries, as applicable, has good and marketable, fee simple title to all Owned Real Property.  Each lease for the Leased Real Property creates a valid leasehold interest in the Leased Real Property and is in full force and effect in all respects and the Company or its subsidiary is entitled to the benefit of such lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of such premises.  To the Company’s knowledge, the other party or parties thereto are not in default of its or their obligations thereunder nor does any such party have the right to terminate prior to its scheduled expiration the term of any lease or similar agreement.

Section 4.14           Environmental.

(a)           Except to the extent that any of the following would not result in a Material Adverse Effect on the Company, (i) the Company and its subsidiaries comply and have complied with all applicable Environmental Laws, (ii) to the Company’s knowledge, no Hazardous Substances are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by the Company or its subsidiaries (including soils, groundwater, surface water, buildings or other structures), (iii) to the Company’s knowledge, no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by the Company or its subsidiaries during the period of ownership, lease, operation or use by Company or its subsidiaries, (iv) neither the Company nor any subsidiary is subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither the Company nor any subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or any subsidiary is or may be in violation of or liable under any Environmental Law, (vi) neither the Company nor any subsidiary is subject to any order, decree, injunction or other directive of any governmental authority or is subject to any indemnity or other agreement with any person or entity imposing obligations on the Company or any subsidiary with respect to Hazardous Substances and (vii) there are no circumstances or conditions involving the Company and its subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by Company or its subsidiaries, or any of the assets (including real property) or businesses of any predecessors of Company or its subsidiaries that could reasonably be expected to result in any damages or liabilities to the Company or any subsidiary arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the assets of the Company or any subsidiary arising under or pursuant to any Environmental Law.

(b)           As used herein, the term “Environmental Law“ means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, permit, authorization, opinion, common law or judicial decisions (including, without limitation, with respect to negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any

Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)           As used herein, the term “Hazardous Substance“ means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

Section 4.15           Intellectual Property.  The Company and its subsidiaries own, or have a valid license to use or otherwise take advantage of, all Intellectual Property.  To the knowledge of the Company, no claims or allegations have been made by anyone that the use or other exercise of any Intellectual Property by the Company and/or any subsidiary infringes or otherwise violates the rights of anyone, and, to the knowledge of the Company, the use or other exercise by the Company and/or its subsidiaries of any Intellectual Property does not infringe on the rights of anyone.  To the knowledge of the Company, no entity is infringing, misappropriating or otherwise violating the Intellectual Property.  The Intellectual Property is exclusively owned by, or licensed to or by, the Company and/or its subsidiaries and the owned Intellectual Property is not subject to any licenses or other encumbrances, other than encumbrances that do not materially interfere with the uses of such Intellectual Property.  The Company and its subsidiaries have taken and, prior to the Effective Time will continue to take, such measures as are reasonably necessary to preserve and protect the Intellectual Property, other than third-party software generally available on a “shrink wrap” license or similar basis.  The Company has provided Parent with true and correct copies of all contracts relating to Intellectual Property to which the Company and/or any of its subsidiaries is a party.  As used herein, “Intellectual Property“ includes all patents, copyrights, trade secrets, trademarks, trade names, service marks (including any applications for, and registrations of any of the foregoing), ideas, concepts, discoveries, know-how, technology, inventions, improvements, modifications, techniques, processes, methods, operations, products, services, models, prototypes, logos, styles, designs (whether the design is ornamental or otherwise), computer programs and related documentation, other works of authorship, mask works and the like that are subject to patent, copyright, trade secret, trademark or other intellectual property protection, and are used in, material to or necessary for the conduct of the business of the Company and/or its subsidiaries as conducted on the date hereof.

Section 4.16           Insurance.  Section 4.16 of the Company Disclosure Schedule sets forth complete and correct list of all insurance policies maintained by the Company or its Subsidiaries.  The Company has made available to Parent complete and correct copies of all such policies together with (i) all riders and amendments thereto and (ii) if completed, the applications for each of such policies.  The Company and its subsidiaries maintain in full force and effect insurance policies with such deductibles and against such risks and losses as are customary for companies of similar size in the Company’s industry.

Section 4.17           Transactions with Affiliates.  All existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of the subsidiaries of the Company, on the one hand, and any of the trustees, officers or other affiliates of the Company and the subsidiaries of the Company or affiliates or associates of such persons, on the other hand, that would be required to be disclosed by the Company pursuant to the Exchange Act have been so disclosed in the Company Filed SEC Documents in accordance with the requirements of the Exchange Act.

Section 4.18           Assets and Receivables.

(a)           Section 4.18(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each of the loan and other debt assets of the Company and its subsidiaries, including the original principal amount, borrower and location of the real estate collateral securing such assets.  The Company has made available to Parent true and complete copies of the loan agreements, collateral instruments and all other documents related to such assets.

(b)           Set forth on Section 4.18(b) of the Company Disclosure Schedule is a list of Defaulted Receivables and Charge-Off Receivables, in each case as of the date hereof, as such terms are defined in the Revolving Warehouse Financing Agreement dated as of April 28, 2004, among the Company, Parent and The Bank of New York (the “Warehouse Line“), as well as any other asset listed on Section 4.18(a) of the Company Disclosure Schedule which is more than 60 days past due or delinquent or is being specially serviced.

(c)           As to each of the Company’s tangible assets that, as of the date hereof, is a Warehouse Asset (as defined in the Warehouse Line), the Company represents and warrants that the representations on Schedule 3.1(y) of the Financing Agreement are true and correct in all material respects as of the date hereof.

(d)           At the date of this Agreement, the assets of the Company and its subsidiaries are sufficient to enable them to operate their businesses after the Effective Time substantially as they are being operated on the date of this Agreement.

Section 4.19           Securitizations.

(a)           Section 4.19(a) of the Company Disclosure Schedule sets forth a list of all of the securitization transactions (the “Securitizations“) in which the Company or one of its affiliates is the issuer, primary servicer, special servicer or manager.

(b)           Section 4.19(b) of the Company Disclosure Schedule sets forth a list of all of the operative agreements and instruments relating to the Securitizations (the “Securitization Documents“).  The Company has provided Parent true and complete copies of the Securitization Documents.

(c)           The Company is as of the date of this Agreement, the primary servicer, special servicer and manager of each of the Securitizations.

(d)           The Company, in its role as special servicer, primary servicer, and manager, has not received any notice of any default and does not know of any written notice of default on the part of the special servicer, primary servicer or manager under any of the Servicing Agreements relating to any of the Securitizations.

(e)           The Company has not received any written notice of any “Document Defect” or “Breach” or with the passing of time would constitute a “Document Defect” or “Breach” (as such terms are defined in the Servicing Agreements included in the Securitization Documents) under the Servicing Agreements or the Loan Sale Agreements relating to any of the Securitizations.

(f)            None of the parties identified as “issuers” under the Securitization Documents have received any notices of default under any of the Indentures included in the Securitization Documents.

Section 4.20           Books and Records.  The minute books and other similar records of the Company and its subsidiaries as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the stockholders, board of trustees and committees of the board of trustees of the Company and its subsidiaries.

Section 4.21           State Takeover Statutes; Ownership Limitation.  The Company has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti takeover statute or similar statute enacted under the state laws of the United States or similar statute or regulation (a “Takeover Statute“).  The Company and its board of trustees have adopted resolutions to except Parent and Subsidiary from the Ownership Limit as defined in Section 7.1 of the Declaration of Trust.

Section 4.22           Opinion of Financial Advisor.  Lehman Brothers Inc. (the “Company Financial Advisor“) has rendered to the Company’s board of trustees its opinion to the effect that, as of the date of this Agreement, the Offer Price to be received pursuant to the Offer and the Merger by the holders of Shares is fair, from a financial point of view, to such holders, subject to the qualifications and assumptions contained therein.  The Company has been advised that the Company Financial Advisor will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by the Company Financial Advisor, a reference to the opinion in the Schedule 14D-9 and the Proxy Statement.

Section 4.23           Brokers.  No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Section 5.1             Organization; Qualification.  Each of Parent and Subsidiary is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of Parent and Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or delay the consummation of the Offer or the Merger.

Section 5.2             Authority.  Parent and Subsidiary have all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Parent and Subsidiary of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Parent and Subsidiary and no other corporate or limited liability company, as applicable, proceedings on the part of the Parent and Subsidiary are necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly executed and delivered by Parent and Subsidiary and constitutes a valid and binding obligation of Parent and

Subsidiary, enforceable against Parent and Subsidiary and in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Board of Directors of Parent (at a meeting duly called and held) has duly approved this Agreement and approved the Offer, the Merger and the other transactions contemplated hereby.  No vote of the Stockholders of Parent is necessary to approve any of the transactions contemplated hereby.

Section 5.3             Consents and Approvals; No Violations.

(a)           The execution, delivery and performance by Parent and Subsidiary of this Agreement and the consummation by Parent and Subsidiary of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) the filing of the Merger Filing as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the Exchange Act and (iv) compliance with any applicable requirements of the New York Stock Exchange, Inc. or Nasdaq.

(b)           The execution, delivery and performance by Parent and Subsidiary of this Agreement and the consummation by Parent and Subsidiary of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Lien upon any of the properties or assets of Parent or Subsidiary or any of their subsidiaries under, any of the terms, conditions or provisions of any contract, to which Parent or Subsidiary is a party or by which any of their properties or assets may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Parent or Subsidiary or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not prevent or delay the consummation of the Offer or the Merger.

Section 5.4             Information Supplied.  None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Proxy Statement (if applicable), or the other documents required to be filed by Parent or the Company in connection with the Offer, the Merger and the other transactions contemplated hereby will at the time of its filing, dissemination to the Company’s shareholders or, in the case of the Proxy Statement, at the time of the meeting at which the Company Shareholder Vote is to be taken, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the expiration of the Offer or the Effective Time, as the case may be, any event with respect to Parent (including its officers, directors and subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to, the Offer Documents, the Schedule 14D-9, the Proxy Statement or the other documents required to be filed by Parent or the Company in connection with the Offer, the Merger and the other transactions contemplated hereby, Parent shall notify the Company thereof and such event shall be so described.  Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable law.  The Offer Documents will (with respect to Parent, its officers, directors and subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.5                                      Source of Funds.  Parent has and will have at each of (i) the time of acceptance for purchase by Subsidiary of the Shares pursuant to the Offer and (ii) the Effective Time, and will make available to Subsidiary (or cause to be made available), the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement.

Section 5.6                                      Subsidiary.  Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has taken no actions other than those contemplated hereby.

Section 5.7                                      Brokers.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary, other than Goldman, Sachs & Co., whose fees and expenses will be paid by Parent.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1                                      Conduct of the Company’s Business.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the date nominees of Parent or Subsidiary constitute a majority of the members of the board of trustees of the Company (such earlier time, the “Control Time”), except either as consented to in writing (including by email or other electronic transmission) by Parent in response to a written or oral request therefore from the Company (which response shall not be unreasonably delayed), the Company shall, and shall cause its subsidiaries to, conduct its and their business in the ordinary course and use commercially reasonable efforts to conduct its and their business relationships with third parties and to keep available the services of their present officers and employees, provided that it does not require additional compensation, and preserve its and their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries, and to maintain the Company’s qualification as a REIT, in each case subject to the terms of or contemplated by this Agreement.  In addition, without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Control Time, the Company shall not, and shall cause its subsidiaries not to:

(a)                                  (i) authorize, declare or pay any dividends on or make other distributions in respect of any of its stock (except for dividends by a wholly owned subsidiary of the Company to its parent and except for distributions necessary for the Company to maintain its REIT qualification, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives), (ii) split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities or (iii) repurchase, redeem or otherwise acquire any shares of stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)                                 except in accordance with the Share Option Agreement, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its beneficial interests, stock or any other security;

(c)                                  amend or propose to amend its declaration of trust, certificate of incorporation or bylaws (or similar organizational documents);

(d)                                 (i) acquire or agree to acquire any material assets (including securities) outside the ordinary course or merge or consolidate with any person or engage in any similar transaction or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company and other than loans to auto dealers in the ordinary course of business which would, when originated, qualify as Eligible Receivables under the Warehouse Line;

(e)                                  sell, lease, license, encumber or otherwise dispose of any of its assets or any interest therein, other than in the ordinary course (including the disposition of any assets acquired as a result of a foreclosure), or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(f)                                    incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, guarantee any debt of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Warehouse Line;

(g)                                 make or rescind any Tax election or settle or compromise any Tax liability of the Company or any of its subsidiaries;

(h)                                 make or agree to make any capital expenditures other than in amounts of less than $75,000 in the aggregate;

(i)                                     pay, discharge, settle or satisfy any Claim (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of Claims whether recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business except for cash payments (x) paid by any insurer or person other than the Company and any subsidiary of the Company, plus (y) an amount paid by the Company or any subsidiary of the Company not exceeding $100,000 per Claim, liability or obligation or $500,000 for all Claims in the aggregate.

(j)                                     (i)  modify, amend or terminate any material contract, (ii) waive, release or assign any material rights or claims, (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement, or fail to enforce any such agreement to the fullest extent practicable, including by seeking injunctive relief and specific performance or (iv) except, with respect to this clause (iv), in the ordinary course of business, enter into any material contracts or transactions;

(k)                                  (i) increase the compensation or benefits of any director, trustee, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course that are consistent with past practice, (ii) adopt any material amendment to a Benefit Plan, (iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, trustee, officer or employee, (iv) accelerate the payment of compensation or benefits to any director, officer or employee, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or compensation agreement or arrangement; or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (vi) take any action that could give rise to severance benefits payable to any officer, trustee, director, or employee of the Company or any subsidiary as a result of consummation of any of the transactions contemplated by this Agreement; provided that nothing in this paragraph (k) shall preclude the payment by the Company of accrued, but unpaid bonuses to employees for 2004 and retroactive salary adjustments in each case as set forth in Section 6.1(k) of the Company Disclosure Schedule;

(l)                                     take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable (x) the provisions of any Takeover Statute or (y) Section 7.2 of the Declaration of Trust, in each case to any individual or entity (other than Parent or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(m)                               take any action to delist the Shares from Nasdaq;

(n)                                 make any material change to its methods of accounting in effect on the date hereof, except as required by changes in GAAP as concurred with by the Company’s independent auditors, or change its fiscal year;

(o)                                 enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof which have been disclosed to Parent;

(p)                                 accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case, other than in the ordinary course of business;

(q)                                 securitize, or create any financing arrangements in the nature of a collateralized debt obligation with respect to, any accounts receivable, loans or other assets;

(r)                                    amend or modify the existing agreement between Company and Company Financial Advisor; or

(s)                                  authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation, warranty or agreement of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

Section 6.2                                      No Solicitation.  From the date hereof until the Control Time:

(a)                                  The Company shall, and shall cause its subsidiaries and its and their respective officers, trustees, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal, and request the return or destruction of all confidential information regarding the Company and its subsidiaries provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise.  The Company shall not, and shall cause its subsidiaries and its and their respective officers, trustees, directors, employees, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or is reasonably expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Takeover Proposal; provided, however, that if, at any time prior to the Control Date, a majority of the board of trustees of the Company determines in good faith, after consultation with outside counsel and the Company Financial Advisor or other financial advisor of nationally recognized reputation selected by the Company, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal the Company may, in response to such Takeover Proposal that was not solicited subsequent to the date hereof, and subject to compliance with this Section 6.2, (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal pursuant to a confidentiality and standstill agreement no less restrictive on the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Takeover Proposal.

(b)                                 Except as set forth in this Section 6.2, neither the board of trustees of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, the approval or recommendation by such board of trustees or such committee of the Offer or the Merger of this Agreement, (ii) approve or recommend or take no position with respect to, or publicly propose to approve or recommend or take no position with respect to, any Takeover Proposal or (iii) cause the Company to enter into any agreement related to any Takeover Proposal (other than a confidentiality and standstill agreement with respect to a Takeover Proposal as contemplated by Section 6.2(a)).  Notwithstanding the foregoing, if prior to the Control Date the board of trustees of the Company determines in good faith, after consultation with outside counsel and the Company Financial Advisor or other financial advisor of nationally recognized reputation selected by the Company, that such a Takeover Proposal constitutes a Superior Proposal, the board of trustees of the Company may, if such Superior Proposal was not solicited subsequent to the date hereof, (x) withdraw or modify its approval or recommendation of the Offer or the Merger or this Agreement or (y) subject to the provisions of Section 8.1(d) hereof, terminate this Agreement, but in each such case only at a time that is after the fifth business day following delivery of written notice to Parent advising Parent that the board of trustees of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and only if the Company is in compliance with this Section 6.2.

(c)                                  For purposes of this Agreement, “Takeover Proposal“ means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving the Company or any subsidiary of the Company, or any purchase of more than 20% of the consolidated assets of the Company (including the shares and assets of its subsidiaries) or the Shares or the issuance of any securities (or rights to acquire securities) of the Company or any subsidiary of the Company, or any similar transaction, or any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Any material modification of a Takeover Proposal (including any modification of the economic terms) shall constitute a new Takeover Proposal.  For purposes of this Agreement, a “Superior Proposal“ means any bona fide Takeover Proposal for a transaction in which all of the shares or all or substantially all of the assets of the Company would be acquired by a third party, including by merger, consolidation or other business combination on terms that a majority of the board of trustees of the Company determines in good faith (after consultation with outside counsel and the Company Financial Advisor or other financial advisor of nationally recognized reputation selected by the Company) would be more favorable to the Company’s shareholders, from a financial point of view, than the Offer and the Merger (taking into account any changes to the Offer and the Merger proposed by Parent in response to the receipt by the Company of such Superior Proposal) and which is not subject to any material contingency, including any contingency related to financing, unless, the board of trustees of the Company determines in good faith that such contingency is reasonably capable of being satisfied, and that is otherwise reasonably capable of being consummated in a timely fashion.

(d)                                 The Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal.  The Company will promptly (but in any event within 24 hours) inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

(e)                                  Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the board of trustees of the Company determines in good faith, after consultation with outside counsel, that failure so to disclose would be inconsistent with applicable law; provided, however, that neither the Company nor its board of trustees nor any committee thereof shall, except as specifically permitted by Section 6.2(b), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to the Offer and the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

(f)                                    The Company agrees that the Company, its subsidiaries and any of the officers, directors, and trustees of the Company or its subsidiaries shall, and that the Company shall cause the Company’s and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Takeover Proposal.  The Company shall, and shall cause its subsidiaries to, promptly request each person that has executed a confidentiality agreement in connection with its consideration of a possible Takeover Proposal to return (or, if required under the provisions of the confidentiality agreement, destroy) all confidential information previously furnished to such person.  The Company will, and will cause its subsidiaries to, promptly inform its and their trustees, directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.2.

Section 6.3                                      Access to Information.  Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof (copies of which, have been provided to Parent), the Company shall (i) provide Parent and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together, its “Representatives“) with full access, upon reasonable prior notice, to all personnel, officers, employees, agents, accountants, properties (including for the purpose of environmental testing to the extent permitted by applicable leases) and facilities, of the Company and its subsidiaries and the books and records relating to the Company and its subsidiaries and (ii) furnish Parent and its Representatives with all such information and data (including copies of contracts and other books and records) concerning the Company and its subsidiaries and operations of the Company and its subsidiaries as Parent or any of such Representatives reasonably may request in connection with such investigation.  All such information shall be kept confidential by Parent and its Representatives in accordance with the terms of the Confidentiality Agreement, dated as of December 9, 2004, between Parent and the Company (the “Confidentiality Agreement“).

Section 6.4                                      Notice Obligations.  From time to time prior to the Effective Time, the Company shall notify Parent in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of the Company that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of Parent under this Agreement.  The Company shall promptly inform Parent of (i) any claim by a third party that a contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement, (ii) any debt asset of the Company, including, to the knowledge of the Company, any debt asset contributed or sold by the Company or a subsidiary to the securitization vehicle, that becomes more than 60 days past due or delinquent and any debt asset held in any of the Company’s securitizations which the Company is required to re-acquire on account of default, breach of representations or otherwise and (iii) any notice by a rating agency that any of the

Company’s securitizations have been downgraded or placed on credit watch for possible downgrade.  The Company will consult with Parent a reasonable time prior to making publicly available its financial results or filing any document with the SEC.

Section 6.5                                      Commercially Reasonable Efforts.

(a)                                  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable following the execution and delivery of this Agreement.  The Company and Parent each shall comply as promptly as practicable with any other laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person in connection with such transactions is necessary.  The Company and Parent each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing or registration that is necessary under any applicable laws, including the filings to be made pursuant to the Exchange Act.  The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other person) regarding any of the transactions contemplated by this Agreement in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by law, provide copies of any such communications that are in writing).

(b)                                 Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c)                                  The Company and Parent will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Company Permits and contracts of the Company and its subsidiaries will remain in full force and effect after the Effective Time.

(d)                                 At any time after Subsidiary shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer, Parent shall use its commercially reasonable efforts to cause the Company to comply with the provisions of Sections 856(a)(5) and 856(b) of the Code.

(e)                                  Notwithstanding anything to the contrary in this Agreement, (i) neither Parent nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Company and its subsidiaries), or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Company and its subsidiaries), (ii) neither any party hereto nor their respective subsidiaries shall be required to take any action that would, or could reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Parent from consummation of the Merger and (iii) no party to this Agreement shall be required to waive any of the conditions to the Merger set forth in Article VII as they apply to such party to this Agreement, except as provided in Section 1.1.

Section 6.6                                      Indemnification; Insurance.

(a)                                  Parent and Subsidiary agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former trustees, directors or officers (the “Indemnified Parties“) of the Company and its subsidiaries as provided in their respective declarations of trust, certificates of incorporation or bylaws (or similar organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)                                 (i) In addition to the rights provided in Section 6(a) above, in the event that any officer, director or trustee of the Company or any of the Company’s subsidiaries (the “Indemnification Parties“) is, or is threatened to be, made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, actions by or on behalf of securityholders, (each, a “Proceeding“), by reason of the fact that he is or was an officer, employee, director or trustee of the Company or any of the Company’s subsidiaries or any action or omission by such individual in his capacity as such (including any action or omission occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), Parent and Subsidiary and their respective successors and assigns (the “Indemnifying Parties“) shall, from and after the Effective Time, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable documented attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such Proceeding.

(ii) Any Indemnification Party proposing to assert the right to be indemnified under this Section 6(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 6(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any Proceeding pending, to the knowledge of the Company, at the Control Time or Effective Time, the Company shall notify Parent pursuant to this Section 6(b) prior to the Control Time or Effective Time, as the case may be.

(iii) If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses of their counsel except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties, consent to entry of any judgment or enter into any settlement that (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a full, unconditional release from all liability with respect to such action, or (B) contains obligations of such Indemnification Party other than with respect to the payment of money.

(iv) The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (A) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (B) the Indemnification Parties have reasonably concluded (based on advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (C) a conflict or potential conflict exists (based on advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (D) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time (not to exceed 30 days) after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases, the reasonable documented fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party within 20 days of receipt by the Indemnifying Parties of notice and documentation that such fees and expenses are due and payable.

(v) Notwithstanding anything contained in this Section 6.6 to the contrary, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of (A) an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense pursuant to the last sentence of this Section 6(b) and (B) such other representations as may be required by law. It is understood that the Indemnifying Parties shall not, in connection with any Proceeding or Proceedings in the same jurisdiction, be liable for the reasonable documented fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (x) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (y) any of the Indemnification Parties have reasonably concluded (based on advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (z) a conflict or potential conflict exists (based on advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable documented fees and expenses of such additional counsel or counsels on the same basis as provided in the immediately preceding sentence.

(vi) Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (A) shall not be liable for any settlement effected without their prior written consent and (B) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

(vii) In no event shall the Indemnifying Parties be responsible for any losses, claims, liabilities, expenses, judgments, fines or amounts paid in settlement of (A) any Proceedings arising due to violations of Section 16 under the Exchange Act or (B) for which the Indemnification Party has previously been reimbursed from other sources.

(c)                                  For six years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering those trustees, directors and officers who are currently covered by the Company’s directors’ and officers’ liability insurance policy (the “Company Insured Parties“) (a copy of which has been heretofore delivered to Parent) (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or otherwise obtained by Parent, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than those of the Company’s policy); provided, however, that in no event shall Parent be required to expend in excess of 200% of the annual premiums currently paid by the Company for such insurance, and; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  In lieu of the foregoing, Parent may purchase six-year “tail” coverage covering acts or omissions prior to the Effective Time on substantially similar terms to the existing policy of the Company.

(d)                                 This Section 6.6 shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Company.  If Parent or Subsidiary or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 6.6, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, trustee and officer covered hereby.

Section 6.7                                      Publicity.  The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement.  Except as otherwise required by law, court process or the rules of any applicable securities exchange or national quotation system or as contemplated or provided elsewhere herein, neither the Company nor Parent shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other and without providing the other party with a reasonable opportunity to review and comment upon such press release.

Section 6.8                                      Employee Benefits.  Parent shall, or shall cause the Surviving Company to, include all employees of the Company immediately prior to the Effective Time who remain employees of the Surviving Company in the benefit programs of Parent applicable to similarly situated employees of Parent; provided, however, that the Company acknowledges and agrees that this obligation shall not be construed to include equity-based awards or grants as such awards or grants are solely within the discretion of the board of directors of Parent.  At all times following the Effective Time, Parent shall cause, or shall cause the Surviving Company to cause, each of the employee benefit plans and programs covering individuals who were employees of the Company before the Effective Time to recognize service (solely for eligibility and vesting purposes performed as an employee of the Company prior to the Effective Time) but such recognition of service will not be required to result in any duplication of benefits.

Section 6.9                                      Recommendation of the Company’s Board of Trustees; Shareholder Approval; Preparation of Proxy Statement.

(a)                                  If the Company Shareholders Approval is required by law to consummate the Merger, the Company shall, in accordance with applicable law and its Declaration of Trust and Bylaws, as promptly as practicable following the consummation of the Offer duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting“) for the purpose of obtaining such approval.  The record date for determining eligibility to vote at the Shareholders Meeting shall be after the date on which Subsidiary shall have purchased and paid for, and been recognized by the Company as the record owner of, the Shares duly tendered in, and not withdrawn prior to the expiration of, the Offer.  Subject to the duties of the Company’s board of trustees under applicable law, the Company shall, through its board of trustees, advise the Merger and recommend to its shareholders that the Company

Shareholders’ Approval be given.  Notwithstanding the foregoing, if Parent and Subsidiary in the aggregate shall acquire 90% or more of the then outstanding Shares pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate actions to cause the Merger, pursuant to the terms thereof, to become effective as soon as reasonably practicable after such acquisition without a meeting of the shareholders of the Company and otherwise in accordance with Section 8-501.1 of the REIT Law and the LLC Act (including, without limitation, filing of articles of merger with the SDAT in accordance with the REIT Law and the LLC Act and consistent with the terms of the Merger).

(b)                                 If the Company Shareholders Approval is required by law to consummate the Merger, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement (as amended and supplemented, the “Proxy Statement“) with the SEC and shall use its commercially reasonable efforts to respond promptly to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff.  If at any time prior to the Shareholders Meeting there shall occur any event that, in the judgment of the Company after consultation with its legal advisors, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement.  Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information required to be included therein with respect to Parent or Subsidiary.  The Company shall not use any proxy material (including, without limitation, the Proxy Statement or any amendment or supplement thereto) in connection with the Shareholders Meeting without prior consultation with Parent which approval shall not be unreasonably withheld.

(c)                                  Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or Subsidiary to be voted in favor of the Merger.

(d)                                 Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

Section 6.10                                Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its trustees relating to the Offer, the Merger and the other transactions contemplated by this Agreement until the consummation of the Offer, and thereafter, Parent shall direct the defense of such litigation and shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement, other than a settlement permitted to be made under Section 6.1(i), shall be agreed to prior to the consummation of the Offer without Parent’s consent, which consent shall not be unreasonably withheld or delayed; and provided, further, that no settlement requiring a payment or an admission of any wrongdoing by a trustee shall be agreed to without such trustee’s consent.

Section 6.11                                Takeover Statute; Ownership Limitation.  If any Takeover Statute, or any provision under applicable law or the Declaration of Trust restricting the ability of Parent or Subsidiary to enjoy full voting and economic rights of Shares to be acquired in the Offer, shall become applicable to the transactions contemplated hereby, each of Parent, Subsidiary and the Company and the members of their respective boards of directors or trustees, as the case may be, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise shall act to eliminate or minimize the effects of any such provision, statute or regulation on the transactions contemplated hereby, provided that such approval or such action will not affect the status of the Company as a REIT.

Section 6.12                                FIRPTA Certification.  Within two days prior to the purchase of Shares pursuant to the Offer, the Company shall provide to the Parent and Subsidiary a certification in accordance with Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations to the effect that Company is not, nor has it been at any time during the specified period in Section 897(c)(1)(A)(ii), a “United States Real Property Holding Corporation” as that term is defined in Section 897(c)(2) of the Code.

Section 6.13                                Officer’s Certificate.  The Company shall deliver to Parent a certificate, dated the date of the consummation of the Offer and duly executed by an officer of the Company in form and substance reasonably satisfactory to Parent, certifying that (i) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i), for which such qualifiers shall not be disregarded), shall be true and correct at the date hereof and as of the date of the consummation of the Offer with the same effect as if made at and as of such time (other than representations and warranties that specifically relate to an earlier date or changes resulting from actions permitted under Section 6.1 of this Agreement, in which cases such representations and warranties shall be true and correct as of such earlier date), with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect; (ii) the Company has performed and complied in all material respects with its covenants and obligations contained in the Agreement; and (iii) there has not occurred a Material Adverse Effect on the Company.

Section 6.14                                Protective TRS Election.  On the date of the purchase of Shares pursuant to the Offer, the Company shall make a protective election jointly with Parent for the Company to be a “taxable REIT subsidiary” (a “TRS”), as defined in Section 856(l)(1) of the Code, of Parent by executing an Internal Revenue Service Form 8875 (or any successor form), effective as of the date of the purchase of Shares pursuant to the Offer, which election shall state that it is to be effective only if the Company does not qualify as a REIT for any period covered by such election.

ARTICLE VII

CONDITIONS

Section 7.1                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)                                  if required by the REIT Law and the LLC Act, the Merger shall have been duly approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law, the Declaration of Trust and Bylaws of the Company;

(b)                                 no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Authority which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger; and

(c)                                  Subsidiary shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after Subsidiary shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer or after the Company Shareholder Approval (if required by applicable law) only:

(a)                                  by mutual written consent of the parties;

(b)                                 by either Parent or the Company:

(i)                                     if the purchase of the Shares pursuant to the Offer shall not have occurred on or prior to the close of business on April 30, 2005 (the “Outside Date“); provided, however, that the right to terminate this Agreement pursuant to this paragraph (b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, such purchase not occurring before such date;

(ii)                                  if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this paragraph (b)(ii) shall not be available to any party whose failure to comply with Section 6.5 has caused or primarily resulted in such action by such Governmental Authority;

(iii)                               if the representations and warranties of the other party contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i), for which such qualifiers shall not be disregarded), shall not be true and correct, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect; provided, however, if such failure to be true and correct is curable on or before the Outside Date, then only upon the failure of the other party to cure such breach within 20 calendar days after receipt of written notice thereof or if such failure could not reasonably be expected to be cured within such 20 calendar days and the other party promptly commences an action to cure after receipt of notice and diligently prosecutes such cure to completion as promptly as practicable but in no event later than the Outside Date;

(iv)                              if the other party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement; provided, however, if a breach or failure is curable on or before the Outside Date, then only upon the failure of the other party to cure such breach within 20 calendar days after receipt of written notice thereof or if such breach or failure could not reasonably be expected to be cured within such 20 calendar days and the other party promptly commences an action to cure after receipt of notice and diligently prosecutes such cure to completion as promptly as practicable but in no event later than the Outside Date.

(c)                                  by Parent if before the purchase of the Shares pursuant to the Offer, (i) the board of trustees of the Company or any committee thereof shall have (x) withdrawn or modified in a manner adverse to Parent or Subsidiary its approval or recommendation of the Merger or the other transactions contemplated by this Agreement, (y) approved or recommended any Takeover Proposal or (z) failed to reaffirm its recommendation of the Merger and the other transactions contemplated by this Agreement within five business days after the public announcement of a Takeover Proposal (including the filing of a Schedule 13D with the SEC) or (ii) the board of trustees of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

(d)                                 by the Company in accordance with Section 6.2(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it has paid Parent the fee contemplated by Section 8.3(b) in accordance with the terms of such section.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any party (i) that is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 8.2                                      Effect of Termination.  In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void except as specifically provided herein and, except as provided in this Section 8.2 and in Sections 6.3 and 8.3(b) and Article IX (each of which will survive termination), and there shall be no liability or obligation on the part of Parent, Subsidiary or the Company or their respective officers, directors or trustees; provided, however, that nothing herein shall relieve any party’s liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.3                                      Fees and Expenses.

(a)                                  Whether or not the Offer or the Merger is consummated and except as otherwise provided in this Agreement, including without limitation Section 8.3(b), each party shall bear its own expenses in connection with the transactions contemplated by this Agreement, provided that Parent and the Company shall each bear one-half of the costs of filing, printing and mailing the Proxy Statement, if necessary.  As used in this Agreement, “expenses“ means the out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the out-of-pocket expenses of the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of Company Shareholder Approval.

(b)                                 If this Agreement is terminated pursuant to (i) Section 8.1(b)(iii) by Parent and such termination was the result of a breach of a representation or warranty of the Company (x) made as of the date of this Agreement or (y) made after the date of this Agreement and that was the result of any action or inaction by the Company or any event, circumstance or occurrence that was within the control of the Company, (ii) Section 8.1(b)(iv) by Parent, (iii) Section 8.1(c) (i)(x) or (y) or 8.1(c)(ii) by Parent with regard to an action contemplated by 8.1(c)(i)(x) or (y), (iv) Section 8.1(d) by the Company, (v) Section 8.1(c)(i)(z) or 8.1(c)(ii) by Parent with regard to an action contemplated by 8.1(c)(i)(z) and prior to or within 12 months following such termination, the Company enters into a definitive written agreement with respect to or consummates a Takeover Proposal or (vi) or Section 8.1(b)(i) by the Company and prior to the time of such termination pursuant to Section 8.1(b)(i), the Company has received a Takeover Proposal that is still outstanding and prior to or within 12 months following such termination, the Company enters into a definitive written agreement with respect to or consummates such Takeover Proposal, then the Company shall pay to Parent a fee (the “Break Fee“) equal to the lesser of (1) of $4,500,000 (the “Base Amount“) and (2) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the REIT requirements determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code (“Qualifying Income“), as determined by independent accountants to Parent and (B) in the event Parent receives a tax opinion indicating that either (x) Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from Parent’s gross income for purposes of Section 856(c)(2) and (3) of the Code or (y) in outside counsel’s opinion the receipt by Parent of the Base Amount should not cause Parent to fail to qualify as a REIT, the Base Amount less the amount payable under clause (A) above.  In the event that Parent is not able to receive the full Base Amount, the Company shall place the unpaid amount (i.e., the difference between the Base Amount and the amount determined under this Section 8.3(b)) in escrow and shall not release any portion thereof to Parent unless and until the Company receives any one or combination of the following: (i) a letter(s) from Parent’s outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the requirements of a REIT for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Parent, or (ii) a tax opinion indicating that Parent’s receipt of the Base Amount in whole or in part would not cause Parent to fail to qualify as a REIT and that such payment would not be treated as included in income for any prior taxable year, in which event the Company shall pay to Parent the unpaid Base Amount. The fee amount determined above shall be paid by wire transfer of immediately available funds to an account specified to the Company by Parent.  Such fee shall be paid within one Business Day after the Company enters into a definitive agreement with respect to or consummates a Takeover Proposal in the case of clauses (v) and (vi) of the first sentence of this Section 8.3(b) and otherwise within one Business Day of termination.  The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails to pay the amount due pursuant to this Section 8.3(b) when it is required to be paid, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.3(b), the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 8% per annum from the date such fee was required to be paid.  For the purposes of this section 8.3(b) only the term “Takeover Proposal” shall have the meaning set forth in Section 6.2(c), except that references to 20% in such definition shall be deemed to be references to 50%.

(c)                                  Notwithstanding anything to the contrary in this Agreement and subject to Section 8.3(e), the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Break Fee is payable (other than a termination by Parent pursuant to Section 8.1(b)(iii) or (iv) by reason of a willful or intentional breach of this Agreement by the Company), the payment of the Break Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Subsidiary would otherwise be entitled to assert against the Company or any of its assets, or against any of its trustees, officers, employees and shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Subsidiary.  Except for nonpayment of the Break Fee the parties hereby agree that, upon termination of this Agreement in circumstances where the Break Fee is payable, in no event (other than a termination by Parent pursuant to Section 8.1(b)(iii) or (iv) by reason of a willful or intentional breach of this Agreement by the Company)shall Parent or Subsidiary (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its trustees, officers, employees or shareholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(d)                                 If the Agreement is terminated by the Company pursuant to Section 8.1(b)(iii) or (iv), then Parent shall pay to the Company an amount equal to the lesser of (i) the third-party, out of pocket expenses incurred by the Company (plus any interest payable pursuant to this Section 8.3(d)) (the “Company Break-up Expenses“), which amount shall not exceed $2,000,000 and (2) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the REIT requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Company and (B) in the event Company receives an opinion from counsel indicating that it has received a ruling from the IRS holding that Company’s receipt of the Company Break-up Expenses would either constitute Qualifying Income or would be excluded from Company’s gross income for purposes of Section 856(c)(2) and (3) of the Code, the Company Break-up Expenses less the amount payable under clause (A) above.  In the event that Company is not able to receive the full Company Break-up Expenses, the Parent shall place the unpaid amount (i.e., the difference between the Company Break-up Expenses and the amount determined under this Section 8.3(d)) in escrow and no portion thereof shall be released to Company unless and until the Parent receives any one or combination of the following: (i) a letter(s) from Company’s outside counsel or independent accountants indicating the maximum amount of the unpaid Company Break-up expenses that can be paid at that time to Company without causing Company to fail to meet the requirements of a REIT for any relevant taxable year, together with an IRS ruling to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such amount shall be released to the Company from escrow or (ii) an opinion of counsel indicating that the Company has received a ruling from the IRS holding that the Company’s receipt of the Company Break-up Expenses in whole or in part would not cause Company to fail to qualify as a REIT and that such payment would not be treated as included in income for any prior taxable year, in which event the unpaid Company Break-up Expenses referenced in such opinion shall be released to the Company.  The Parent’s obligation to pay any unpaid portion of Payment shall terminate five years from the date of this Agreement.  Subject to satisfaction of the conditions set forth in this Section 8.3(d), there is no limitation on the number of distributions that can be made from the escrow prior to the fifth anniversary of the date of this Agreement.  Except as otherwise provided in this Section 8.3(d), the Company Break-Up Expenses shall be paid to the Company by wire transfer of immediately available funds to an account specified to Parent by the Company and such amount shall be paid within one Business Day of termination.  Parent acknowledges that the agreements contained in this Section 8.3(d) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement.  Accordingly, if Parent fails to pay the amount due pursuant to this Section 8.3(d) when it is required to be paid, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fees set forth in this Section 8.3(d), Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 8% per annum from the date such fee was required to be paid.

(e)                                  If the Agreement is terminated by Parent pursuant to Section 8.1(b)(iii) or (iv) and the Break Fee is not payable pursuant to Section 8.3(b), then the Company shall pay to Parent an amount equal to the third-party, out of pocket expenses incurred by Parent (the “Parent Break-up Expenses“), which amount shall not exceed $2,000,000.  The Parent Break-Up Expenses shall be paid to Parent by wire transfer of immediately available funds to an account specified to the Company by Parent.  Such fee shall be paid within one Business Day of termination.  The Company acknowledges that the agreements contained in this Section 8.3(e) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails to pay the amount due pursuant to this Section 8.3(e) when it is required to be paid, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in this Section 8.3(e), the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 8% per annum from the date such fee was required to be paid.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                      Nonsurvival of Representations and Warranties.  Other than as described in Section 8.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

Section 9.2                                      Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Company:

Falcon Financial Investment Trust
15 Commerce Road
Stamford, Connecticut 06902
Attention:  General Counsel
Facsimile:  (203) 967-1717

With a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, DC  20004
Attention:                 J. Warren Gorrell, Jr., Esq.

Stuart Barr, Esq.

Facsimile:     (202) 637-5910

If to Parent or Subsidiary:

iStar Financial Inc.
1114 Avenue of the Americas
27th Floor
New York, New York 10036
Attention:  General Counsel
Facsimile:  (212) 930-9494

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention:  Kathleen Werner, Esq.
Facsimile:  (212) 878-8375

Section 9.3                                      Entire Agreement.  This Agreement and the exhibits, annexes (including Annex A) and schedules hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 9.4                                      Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 9.5                                      Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement at any time before or after obtaining the Company Shareholder Approval, but, after the Company Shareholder Approval, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.6                                      No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person except as provided in Section 6.6.

Section 9.7                                      Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that Subsidiary may assign any or all of its rights, interests and obligations under this Agreement to Parent or any wholly owned subsidiary of Parent.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 9.8                                      CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND OR ANY COURT OF THE STATE OF MARYLAND LOCATED IN BALTIMORE, MARYLAND IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF MARYLAND OTHER THAN FOR SUCH PURPOSE.  Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 9.2.  Such service of process shall have the same effect as if the party being served were a resident in the State of Maryland and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 9.9                                      Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.10                                Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.11                                GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.12                                Counterparts.  This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 9.13                                Interpretation.

(a)                                  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d)                                 The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)                                    All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)                                 The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)                                 If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

(i)                                     References to a person are also to its permitted successors and assigns.

(j)                                     The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k)                                  “commercially reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l)                                     A “subsidiary“ of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(m)                               The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

(n)                                 the phrase “made available” in this Agreement shall mean that the information referred to in (i) has been actually delivered to the party to whom such information is to be made available or its outside counsel, (ii) is included in a Company SEC Document (or in any document that is an exhibit thereto (including any exhibit incorporated by reference)), or (iii) was available for review at the Company’s offices.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

ISTAR FINANCIAL INC.

By:	/s/ Catherine Rice
Catherine Rice
Chief Financial Officer

FLASH ACQUISITION COMPANY LLC

By:	/s/ Catherine Rice
Catherine Rice
Vice President

FALCON FINANCIAL INVESTMENT TRUST

By:	/s/ David A. Karp
Name: David A. Karp
Title: President

ANNEX A
to
Agreement and Plan of Merger

Conditions to the Offer.  Notwithstanding any other provision of the Offer or the Agreement, in addition to (and not in limitation of) Subsidiary’s rights pursuant to the Agreement to extend and amend the Offer in accordance with the Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c)) under the Exchange Act relating to Subsidiary’s obligation to pay for or return tendered Shares after termination of the Offer, Subsidiary shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered Shares not theretofore accepted for payment or paid for, and Subsidiary may amend the Offer (subject to Section 1.1 of the Agreement) if (i) a number of Shares representing at least a majority of the sum of (x) the total number of outstanding Shares plus (y) the total number of Shares issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights (excluding any Shares issuable pursuant to the Share Option Agreement) shall not have been validly tendered prior to the expiration of the Offer and not withdrawn or otherwise acquired by Parent or any of its affiliates prior to the expiration of the Offer (“Minimum Condition“); or (ii) at any time on or after the date of the Agreement and prior to the time of acceptance of such Shares for payment pursuant to the Offer or the payment therefor, any of the following conditions has occurred and continues to exist through the time of acceptance for payment or payment:

(a)                                  there shall be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction enacted, entered, enforced, promulgated, issued or enforced, or any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction which has been proposed by the relevant legislative, judicial or regulatory body with respect to or deemed applicable to, or any material consent or approval withheld or any other action taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other transactions contemplated by this Agreement, by any court or other Governmental Authority, in any case, that has resulted or, in the reasonable judgment of Parent, is reasonably likely to result, directly or indirectly, in making illegal, prohibiting or restraining the Offer, the Merger or the transactions contemplated by the Agreement;

(b)                                 (i) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i), for which such qualifiers shall not be disregarded), shall not be true and correct at the date of the Agreement and as of the date of the consummation of the Offer with the same effect as if made at and as of such time (other than representations and warranties that specifically relate to an earlier date or changes resulting from actions permitted under Section 6.1 of the Agreement, in which cases such representations and warranties shall be true and correct as of such earlier date), with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect on the Company; (ii) the Company shall have failed to perform or comply in all material respects with its covenants and obligations contained in the Agreement, which failure to perform has not been cured within five business days after the giving of written notice to the Company; or (iii) there shall have occurred since the date of the Agreement any events or changes which, individually or in the aggregate, constitute a Material Adverse Effect on the Company;

(c)                                  the board of trustees of the Company or any committee thereof shall have (i) withdrawn or modified in a manner adverse to Parent or Subsidiary its approval or recommendation of the Offer or the Merger or the other transactions contemplated by this Agreement, (ii) approved or recommended any Takeover Proposal, (iii) failed to reaffirm its recommendation of the Offer or the Merger or the other transactions contemplated by this Agreement within five business days after the public announcement of a Takeover Proposal (including the filing of a Schedule 13D with the SEC) or (iv) resolved to take any of the foregoing actions;

ANNEX A-1

(d)                                 the Agreement shall have been terminated in accordance with its terms;

(e)                                  there shall have occurred and be continuing (i) any general suspension of trading in, or limitation in prices for securities on Nasdaq or any other national securities exchange or in the over-the-counter market upon which the Shares are traded or quoted (other than as a result of market circuit-breakers or other similar procedures) or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); or

(f)                                    all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Subsidiary with or from any Governmental Authority or third party in connection with the execution, delivery and performance of the Agreement, the Offer and the consummation of the transactions contemplated by this Agreement shall not have been made or obtained and such failure could reasonably be expected to have a Material Adverse Effect on the Company.

In addition, it shall be a condition to Subsidiary’s obligations to accept for payment or pay for any tendered shares that Parent and Subsidiary shall have received an opinion of Hogan & Hartson, LLP, dated as of the date of the purchase of Shares pursuant to the Offer, in a form and substance reasonably satisfactory to the Parent, to the effect that commencing with its taxable year ended on December 31, 2003 through the time immediately preceding the Effective Time of the Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.  For purposes of such opinion, Hogan & Hartson LLP may rely on assumptions that (i) the Company will satisfy Section 856(a)(5) of the Code for its taxable year beginning January 1, 2005, and (ii) the Company (or Parent as successor to the Company) will make any potential distribution contemplated in Section 4.11(4) of the Company Disclosure Schedule.

Subject to the provisions of Section 1.1 of the Agreement, the foregoing conditions are solely for the benefit of Parent and Subsidiary and may be waived by either Parent or Subsidiary, in whole or in part at any time and from time to time, in the sole discretion of Parent and Subsidiary.  The failure by Parent and Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX A-2

Exhibit A

FORM OF

FALCON FINANCIAL INVESTMENT TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST

Falcon Financial Investment Trust, a Maryland real estate investment trust (the “Trust”), under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 8”), desires to amend and restate its Declaration of Trust (as so amended and restated, the “Declaration of Trust”).  The amendment to and restatement of the Declaration of Trust of the Trust as herein set forth has been duly approved and advised by the Board of Trustees by majority vote thereof and approved by the shareholders of the Trust as required by law.  The following provisions are all of the provisions of the Declaration of Trust as hereby amended and restated:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8.  The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended from time to time (the “Code”)).

ARTICLE II

NAME

The name of the Trust is:

Falcon Financial Investment Trust

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 1.  Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property (including mortgages), including, without limitation or obligation, engaging in business as a real estate investment trust or a qualified REIT subsidiary under the Code.

Section 2.  Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

EXHIBIT A-1

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is CSC Lawyers Incorporating Service Company, whose address is 11 E. Chase Street, Baltimore, Maryland 21202.  The resident agent is a Maryland corporation.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 1.  Powers.  Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board.  Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the trustees of the Trust (collectively, the “Trustees” and, individually, a “Trustee”) under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by the shareholders of the Trust (collectively, the “Shareholders” and, individually, a “Shareholder”), shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 2.  Number.  The number of Trustees initially shall be           , which number may thereafter be increased or decreased by the Trustees then in office from time to time; however, the total number of Trustees shall be not less than one and not more than 15.  No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.

Section 3.  Board.  The names of the Trustees who shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualify are:

Section 4.  Term.  The Trustees shall be elected at each annual meeting of the Shareholders and shall serve until the next annual meeting of the Shareholders and until their successors are duly elected and qualify.

EXHIBIT A-2

Section 5.  Resignation; Removal.  Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice.  A Trustee may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

The beneficial interest in the Trust shall be divided into shares of beneficial interest (“Shares”).  The total number of Shares which the Trust has authority to issue is 1,000, consisting of 1,000 common shares of beneficial interest, $.01 par value per share (“Common Shares”).  The Board of Trustees may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares.

The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

ARTICLE VII

SHAREHOLDERS

There shall be an annual meeting of the Shareholders, to be held after delivery of the annual report and on proper notice to the Shareholders, at such time and place as shall be determined by resolution of the Board of Trustees.

ARTICLE VIII

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
EMPLOYEES AND AGENTS
AND TRANSACTIONS BETWEEN THEM AND THE TRUST

Section 1.  Limitation of Shareholder Liability.  No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or affairs of the Trust.

Section 2.  Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages.  Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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Section 3.  Express Exculpatory Clauses in Instruments.  Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument.  The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 4.  Indemnification.  The Trust shall have the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, each Shareholder, Trustee or officer (including any person who, while a Trustee or officer of the Trust, is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic real estate investment trust, corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a Shareholder, Trustee, officer, employee or agent.  The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and payment of expenses to a person who served a predecessor of the Trust in any of the capacities described in this Section 4 and to any employee or agent of the Trust or a predecessor of the Trust.

Section 5.  Transactions Between the Trust and its Trustees, Officers, Employees and Agents.  Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE IX

AMENDMENT

Section 1.  General.  This Declaration of Trust may not be amended except as provided in this Article IX.

Section 2.  By Trustees.  The Trustees, by a two-thirds vote, may amend any provision of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the Code or under Title 8.

Section 3.  By Shareholders.  Except as provided in Section 2 of this Article IX, this Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

ARTICLE X

DURATION OF TRUST

The Trust shall continue perpetually unless terminated pursuant to any applicable provision of Title 8.

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ARTICLE XI

MISCELLANEOUS

This Declaration of Trust is executed by the Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

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